Power of the Dream Ventures terminates YA Global SEDA agreement

BUDAPEST, Hungary, October 20, 2010 – Power of the Dream Ventures, Inc. (OTC BB: PWRV), Hungary's premier technology acquisition and development company, today announced that the Company has terminated its SEDA (Standby Equity Distribution Agreement) with YA Global advisors effective October 15.

 “Over the course of the last two years it has became apparent that we will never be in a position to effectively use the SEDA and its associated $5 million equity commitment. Do to our highly depressed share price over the same time period the dilutive effect of using any portion of this SEDA would have been unacceptable. As such we have elected to terminate the agreement,” commented Viktor Rozsnyay, CEO of Power of the Dream Ventures. “Unfortunately the SEDA also has an associated Warrant, which gives YA Global the right to purchase up to 4,027,386 shares of our common stock, at a per share price of $0.29 cents, for total possible proceeds of $1,000,000, if the warrant is exercised in full. We could not terminate the Warrant unilaterally in a manner similar to the SEDA. As such YA Global has elected to retain rights to the Warrant, and in fact as of October 18 has already begun to exercise some of it on a cashless basis. It is regrettable and unwarranted, that the Company will experience dilution this way,” Mr. Rozsnyay added.

“On a separate note I am very happy to report that after three years of against-all-odds development work, and the commitment of almost half of our entire financial resources, iGlue is ready for its public launch. I for one look forward to this event as it will mark the first product to emerge from our efforts to locate, fund, develop and launch Hungarian technologies internationally. I hope the internet community at large will embrace the potential revolution iGlue brings to the browsing experience and knowledge management,” concluded Mr. Rozsnyay.

About PDV

Power of the Dream Ventures, Inc. is a leading technology holding company. We identify and harness the unique technological prowess of Hungary’s high-tech industry, turning promising ideas and ready to market products/technologies into global industry leaders. We focus on developing, acquiring, licensing, or co-developing technologies that originate exclusively in Hungary that are in prototype stage based on existing patents; in prototype stage prior to patenting; existing products that require expansion capital to commercialize; emerging science and high-technology research projects that require help in patenting, developing the product and marketing, University spin-off technologies, and ideas from the very early stage that represent "disruptive technologies."  For more information, please visit http://www.powerofthedream.com

Contact:
At the Company:
Viktor Rozsnyay
President and CEO
Phone: +36-1-456-6061
Fax: +36-1-456-6062